BELL SPORTS CORP.
                          EXHIBIT 21 - SUBSIDIARIES OF
                                 THE REGISTRANT


1.       Bell Sports, Inc., a California corporation (a wholly owned subsidiary)

2.       Euro Bell S.A., a French corporation (99% owned by Bell Sports, Inc.)

3. Bell Sports Canada Inc., a Canadian corporation (50% owned subsidiary of Bell Sports, Inc. and 50% owned by American Recreation Company, Inc.)

4.       American  Recreation  Company  Holdings,   Inc.  ("AMRE"),  a  Delaware
         corporation (a wholly owned subsidiary)

5. American Recreation Company, Inc., a Delaware corporation (a wholly owned subsidiary of AMRE)

6. Giro Sport Design International, Inc., a California corporation (a wholly owned subsidiary of Bell Sports, Inc.)

7. Giro Ireland Limited, an Ireland corporation (a wholly owned subsidiary of Giro Sport Design International, Inc.)